DELAWARE GROUP GLOBAL & INTERNATIONAL FUNDS

Registration No. 811-06324
FORM N-SAR
Annual Period Ended November 30, 2012

SUB-ITEM 77B: Accountant?s report on internal control

Accountant's report on internal control, attached as Exhibit.

SUB-ITEM 77D: Policies with respect to security investments

On August 23, 2012, the Board of Trustees of Delaware Group Global & International Funds (the ?Registrant?) voted to approve changes related to the Delaware Global Value Fund?s (the ?Fund?) investment policy in the number of securities in which the Fund may invest. The changes to the Fund?s investment strategies are incorporated herein by reference to the supplement dated August 23, 2012 to the Registrant?s prospectuses for the Fund dated March 29, 2012, as filed with the Securities and Exchange Commission (SEC Accession No. 0001450791-12-000191).
WS: MFG_Philadelphia: 867889: v1

WS: MFG_Philadelphia: 867889: v1